Exhibit 99.2

      SCRIPT FOR SECOND QUARTER SALES COMMENTS -- THURSDAY, AUGUST 3, 2006

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the second quarter of fiscal year 2006, the thirteen weeks ended July 29, 2006.

Payless ShoeSource reported that corporate same-store sales increased 2.2 percent during the second quarter of fiscal 2006 versus the same period in fiscal 2005.

Total company sales for the second quarter 2006 were $706.4 million dollars, a
1.8 percent increase from total sales of $693.9 million in the second quarter of fiscal 2005.

By region, our business was strongest in the Northeast, followed by the North Central, the West, and the South.

The company had strong results for the quarter in women's athletic and casual shoes, girl's shoes, and men's dress and casual shoes. Women's and men's sandals also performed well during the quareter. Weaker categories included women's dress shoes, boy's shoes and accessories.

Our results in the second quarter represent the sixth consecutive quarter that we have achieved positive comparable store sales results. Looking forward, continuing to implement the various components of our strategy will serve as a catalyst to reach new customers and increase our share of our current customers' footwear purchases.

We were operating 4,584 total stores at the end of the second quarter, including 148 stores in the Central American region, 30 stores in South America and 314 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and our Form 10-Q for the period ended April 29, 2006, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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